                          HANDHELD ENTERTAINMENT, INC.
                          ----------------------------

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE

Report of Independent Registered Public Accounting Firm ....................F-1

Balance Sheet as of December 31, 2005.......................................F-2

Statements of Operations for the Years ended
  December 31, 2005 and 2004................................................F-3

Statements of Changes in Shareholders' Deficit for the Years
  ended December 31, 2005 and 2004..........................................F-4

Statements of Cash flows for the Years ended December 31, 2005 and 2004..................................................................F-5

Notes to Financial Statements...............................................F-6

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Handheld Entertainment, Inc.

We have audited the accompanying balance sheet of Handheld Entertainment, Inc.
as of December 31, 2005, and the related statements of operations, changes in shareholders' deficit, and cash flows for the years ended December 31, 2005 and
2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Handheld Entertainment, Inc. at
December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has a net loss of $5,427,560 and net cash used in operations of $2,901,328 for the year ended December 31, 2005, and a working capital deficit of $5,624,239, a shareholders' deficit of $5,573,998 and an accumulated deficit of $10,849,269 at December 31, 2005. These matters raise substantial doubt about its ability to continue as a going concern. Management's
Plan in regards to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
April 4, 2006

                                      F-1

                          HANDHELD ENTERTAINMENT, INC.
                                  BALANCE SHEET
                              AT DECEMBER 31, 2005

 ASSETS
    Current assets:
      Cash and cash equivalents                                                                         $      277,734
      Accounts Receivables, net                                                                                902,492
      Inventories, net                                                                                         165,732
      Prepaid expenses                                                                                         118,354
                                                                                                               -------

    TOTAL CURRENT ASSETS                                                                                     1,464,312

    Fixed assets, net                                                                                           27,813
    Capitalized software, net                                                                                   10,034
    Deposit                                                                                                     12,394
                                                                                                                ------

 TOTAL ASSETS                                                                                                1,514,553
                                                                                                             ---------

 LIABILITIES AND SHAREHOLDERS' DEFICIT
      Current liabilities:
         Trade accounts payable                                                                              1,184,086
         Accrued and other liabilities                                                                         705,675
         Trade accounts and other obligations payable to officers,
           affiliates and related parties                                                                    1,348,241
         Short term convertible and non-convertible notes and loans                                            109,500
         Short term convertible notes and loans, related party                                               3,741,049
                                                                                                             ---------

      TOTAL CURRENT LIABILITIES                                                                              7,088,551

    TOTAL LIABILITIES                                                                                        7,088,551

       Commitments and contingencies (Note 11)
                                                                                                                     -

    Shareholders' Deficit
      Convertible Series A Preferred, $0.0001 par value; 563,380 authorized; 563,380 issued and
      outstanding; with a liquidation preference of $70,423                                                         56
      Convertible Series B Preferred, $0.0001 par value; 1,111,111 authorized; 897,778 issued
      and outstanding; with a liquidation preference of $808,000                                                    90
      Convertible Series C Preferred, $0.0001 par value; 1,000,000 authorized; 138,700 issued
      and outstanding; with a liquidation preference of $346,750                                                    14
      Convertible Series D Preferred, $0.0001 par value; 800,000 authorized; 287,325 issued and
      outstanding; with a liquidation preference of $1,077,469                                                      29
      Common stock, $0.0001 par value; 50,000,000 authorized; 3,396,771 issued  and
      outstanding                                                                                                  340

      Additional Paid in Capital  -- Stock Warrants and Options                                              2,482,073

      Additional Paid in Capital                                                                             2,792,669

      Accumulated deficit                                                                                 (10,849,269)
                                                                                                          ------------

    TOTAL SHAREHOLDERS' DEFICIT
                                                                                                           (5,573,998)
                                                                                                          ------------

The accompanying notes are an integral part of these financial statements

                                      F-2

 TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT                                                           $    1,514,553
                                                                                                       ==============

   The accompanying notes are an integral part of these financial statements

                                      F-3

                          HANDHELD ENTERTAINMENT, INC.
                            STATEMENTS OF OPERATIONS

                                                                       YEARS ENDED DECEMBER 31,
                                                                    2005                      2004
                                                         -----------------------------------------------------

              Sales                                               $       1,955,181          $        550,811

              Cost of goods sold                                          1,973,556                   607,400
                                                                         ----------                   -------
              GROSS MARGIN
                                                                            (18,375)                  (56,589)

              COSTS AND EXPENSES

                 Bad debt expense                                            19,407                    43,735
                 Sales and marketing                                        788,713                   562,779
                 General and administrative                               3,466,506                 2,275,206
                 Research and development                                   992,821                   396,236
                                                                           --------                   -------
              TOTAL OPERATING EXPENSES
                                                                          5,267,447                 3,277,956
                                                                          ----------                ---------

              LOSS FROM OPERATIONS                                       (5,285,822)               (3,334,545)

              OTHER INCOME AND (EXPENSE)

                 Interest income                                                  -                     6,897
                 Interest expense                                          (141,738)                  (67,283)
                                                                           ---------                  --------
              TOTAL OTHER INCOME (EXPENSE)                                 (141,738)                  (60,386)
                                                                           ---------                  --------

              NET LOSS                                             $     (5,427,560)         $     (3,394,931)
                                                                  ==================         =================

              NET LOSS PER SHARE - BASIC AND DILUTED                $         (1.83)          $         (1.20)
                                                                   =================          ================

             Weighted Average shares used in computing
             basic and diluted net loss per share                         2,961,106                 2,835,861
                                                                         ==========                 =========

   The accompanying notes are an integral part of these financial statements

                                      F-4

                          HANDHELD ENTERTAINMENT, INC.
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

                                        SERIES A -         SERIES B -          SERIES C -         SERIES D -
                                        PREFERRED          PREFERRED          PREFERRED          PREFERRED         COMMON
                                         STOCK               STOCK              STOCK              STOCK            STOCK
                                    SHARES   AMOUNT     SHARES    AMOUNT   SHARES    AMOUNT   SHARES  AMOUNT    SHARES  AMOUNT
                                    ------   ------     ------    ------   ------    ------   ------  ------    ------  ------

BALANCE AT DECEMBER 31, 2003          563,380   $56     897,778    $90     138,700     $14    65,766      $7  2,835,861   $284
Issuance of Series D convertible
preferred stock at $3.75
per share, net of issuance costs
of $27,000                                  -     -           -      -           -       -   175,348      17         -       -
Issuance of Series D convertible
preferred stock at $3.75
per share in exchange for
services rendered                           -     -           -      -           -       -     6,666       1         -       -
Issuance of options and warrants            -     -           -      -           -       -         -       -         -       -
related to:
Employee services rendered                  -     -           -      -           -       -         -       -         -       -
Non-Employee services rendered              -     -           -      -           -       -         -       -         -       -
Net loss 2004                               -     -           -      -           -       -         -       -         -       -
BALANCE AT DECEMBER 31, 2004          563,380   $56     897,778    $90     138,700     $14   247,780     $25  2,835,861   $284
Issuance of Series D convertible
preferred stock at $3.75
per share in exchange for
services rendered                           -     -           -      -           -       -    39,545       4         -       -
Issuance of common stock in
exchange for services rendered              -     -           -      -           -       -         -       -   560,910      56
Offering Costs                              -     -           -      -           -       -         -       -         -       -
Issuance of options and warrants            -     -           -      -           -       -         -       -         -       -
related to:
Employee services rendered                  -     -           -      -           -       -         -       -         -       -
Non-Employee services rendered              -     -           -      -           -       -         -       -         -       -
Net loss 2005                               -     -           -      -           -       -         -       -         -       -
BALANCE AT DECEMBER 31, 2005          563,380   $56     897,778    $90     138,700     $14   287,325     $29  3,396,771   $340

                                                 ADDITIONAL PAID
                                                 IN CAPITAL            ADDITIONAL
                                                 STOCK WARRANTS          PAID IN       ACCUMULATED
                                                 AND OPTIONS             CAPITAL         DEFICIT            TOTAL
                                                 -----------             -------         -------             -----

BALANCE AT DECEMBER 31, 2003                      $234,041            $1,552,577      ($2,026,778)        ($239,709)
Issuance of Series D convertible
preferred stock at $3.75
per share, net of issuance costs
of $27,000                                               -               630,537                 -          630,554
Issuance of Series D convertible
preferred stock at $3.75
per share in exchange for
services rendered                                        -                24,999                 -           25,000
Issuance of options and warrants                         -                     -                 -                -
related to:
Employee services rendered                       1,012,410                     -                 -         1,012,410
Non-Employee services rendered                     116,117                     -                 -           116,117
Net loss 2004                                            -                     -       (3,394,931)        (3,394,931)
BALANCE AT DECEMBER 31, 2004                    $1,362,568            $2,208,113      ($5,421,709)       ($1,850,559)
Issuance of Series D convertible
preferred stock at $3.75
per share in exchange for
services rendered                                        -               148,288                 -           148,292
Issuance of common stock in
exchange for services rendered                           -               504,763                 -           504,819
Offering Costs                                           -              (68,495)                 -          (68,495)
Issuance of options and warrants
related to:                                              -                     -                 -                -
Employee services rendered                       1,061,975                     -                 -         1,061,975
Non-Employee services rendered                      57,530                     -                 -            57,530
Net loss 2005                                            -                     -       (5,427,560)       (5,427,560)
BALANCE AT DECEMBER 31, 2005                    $2,482,073            $2,792,669     ($10,849,269)      ($5,573,998)

                                      F-5

                          HANDHELD ENTERTAINMENT, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                             YEAR ENDED             YEAR ENDED
                                                                                         DECEMBER 31, 2005       DECEMBER 31, 2004
                                                                                        ---------------------    ------------------

 CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                                    ($5,427,560)          ($3,394,931)
   Adjustments to reconcile net income to net cash used by operating activities:
        Depreciation and amortization                                                                 16,704                15,264
        Amortization of debt discount                                                                     --                38,273
        Bad debt expense                                                                              19,407                43,735
        Valuation Allowance for inventory                                                             56,865                    --
        Settlement Loss                                                                                   --                63,052
        Non-Cash exchange of note for services                                                            --                50,000
        Non-Cash expenses related to preferred stock issued for services                             148,292                25,000
        Non-Cash expenses related to common stock issued for services                                504,819                    --
        Non-Cash charges related to warrants issued to non-employees  for services                    57,530               116,117
        Non-Cash charges under APB 25 related to stock options and warrants issued
        with intrinsic value to employees                                                          1,061,975             1,012,410
         Interest income related to the issuance of a Note to a Related party
         for the purchase of Common and Preferred Stock                                                   --                 5,465
    Changes in assets and liabilities:
      Accounts Receivable                                                                          (865,445)              (81,127)
      Inventories                                                                                    204,500               127,845
      Other Assets                                                                                 (123,749)                   206
      Trade accounts payable                                                                         141,356               281,700
      Accrued and other liabilities                                                                  280,148               328,474
      Trade Accounts and advances payable to Officers, Affiliates and Related Parties              1,023,830               208,708
                                                                                        ---------------------    ------------------
 NET CASH USED IN OPERATING ACTIVITIES                                                          ($2,901,328)          ($1,159,809)

 CASH FLOWS FROM INVESTING ACTIVITIES:
       Purchase of equipment                                                                       ($23,377)                    --
                                                                                        ---------------------    ------------------
 NET CASH USED IN INVESTING ACTIVITIES                                                             ($23,377)                   $--

 CASH FLOWS FROM FINANCING ACTIVITIES:
       Short Term Borrowings from Related Parties                                                  3,250,319                    --
       Offering Costs                                                                               (68,495)                    --
       Proceeds from notes                                                                               ---                94,500
       Proceeds on subscription note receivable                                                           --                50,000
       Long Term Borrowings from (repayments to) Related Parties                                     (8,370)               460,730
       Bank Overdraft                                                                                     --              (46,991)
       Sale of Series D Preferred Stock                                                                   --               657,554
       Series D Offering costs                                                                            --              (27,000)
                                                                                        ---------------------    ------------------
 NET CASH PROVIDED BY FINANCING ACTIVITIES                                                         3,173,454            $1,188,793
 Net increase (decrease) in cash and cash equivalents                                                248,749                28,984
 Cash and cash equivalents at beginning of year                                                       28,984                    --
                                                                                        ---------------------    ------------------
 CASH AND CASH EQUIVALENTS AT END OF THE YEAR                                                       $277,733               $28,984

    The accompanying notes are an integral part of these financial statements

                                      F-6

                                                                                             FISCAL YEAR ENDED DECEMBER 31,

                                                                                            ---------------------------------
                                                                                                2005              2004
                                                                                            -------------    ----------------

 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
 Interest paid                                                                                       $--                 $--
 Income tax paid                                                                                      --                  --

 SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
                                                                                                     $--                 $--
                                                                                                      --                  --

    The accompanying notes are an integral part of these financial statements

                                      F-7

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Handheld Entertainment, Inc. ("we", "us", "our", or "the Company",) is a
California corporation (before its recapitalization in February 2006 - see Note
18) and was formed in February 2003. We design, develop and market portable media players (PMP) and deliver digital content through our website,
www.zvue.com.

We offer consumers robust, feature rich, easy to use mobile devices at a compelling value, as well as access to a large and growing library of audio and video digital content assets. Our devices have been designed to be compatible with virtually all formats of content. Our portable media players are sold in over 1,800 stores in the United States. Our strategy is to capitalize on the synergy between portable digital entertainment products and related digital content.

We are focused on two large and growing synergistic multi-billion dollar markets--portable digital media devices and distributed digital content. There is an increasing demand for `on the go' entertainment. Trends such as increased broadband penetration into the home and the proliferation of wi-fi "hot spots"
have increased consumers' expectations for access to digital content across many different channels. Digital video recorders have freed consumers to view media
"when they want" and location shifting technologies used for transferring digital content between devices have enabled consumers to view media "where they want". Content distribution is also undergoing dynamic changes as both new and classic music videos, television shows and films are made available for downloading to devices. We believe that devices need content, content providers require robust devices, and consumers want a complete solution. We offer that solution.

We believe we are well positioned to take advantage of the projected growth in both PMP and digital content markets. Our strategy consists of the following elements:

        o   a family of products, mass marketed at a compelling value
        o   easy to use - out of the box experience
        o   diverse and continually relevant online content service
        o   device and content flexibility

By providing consumers a solution that includes devices as well as content, our goal is to create a powerful platform that will encourage consumers to adopt our devices, access our content and thus distinguish us from the competition.

We are subject to the risks associated with similar companies in a comparable stage of growth and expansion. These risks include, but are not limited to, fluctuations in operating results, seasonality, a lengthy sales cycle, competition, a limited customer base, dependence on key individuals and international partners, foreign currency exchange rate fluctuations, product concentration, and the ability to adequately finance our ongoing operations.

USE OF ESTIMATES

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). These accounting principles require us to make certain estimates,

                                      F-8

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

judgments and assumptions in preparation of the financial statements. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of our financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be effected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management's judgment in its application. There are also areas in which management's judgment in selecting any available alternative would not produce a materially different result.
Significant estimates in 2005 and 2004 include the valuation of accounts receivable and inventories, valuation of capital stock, options and warrants granted for services, estimates of allowances for sales returns and the estimate of the valuation allowance on deferred tax assets.

CONCENTRATIONS

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and accounts receivable.

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2005. As of December 31, 2005, the Company's bank balance exceeded FDIC amounts by $373,724.

At December 31, 2005, one retailer accounted for approximately 98% of gross accounts receivable before the allowance for doubtful accounts.

Concentration of Revenues

In the year ended December 31, 2005, one retailer represented 94% of our revenues and we therefore were materially dependent upon them. Due to the nature of our business and the relative size of the contracts, which are entered into in the ordinary course of business, the loss of any single significant customer, including the above customer, would have a material adverse effect on our results.

Concentration of Supplier

Manufacturing of our ZVUE product is performed in China by our manufacturing partner who is a related party (see Note 10). Any disruption of the manufacturing process as a result of political, economic, foreign exchange or other reasons could be disruptive to our operations. We have no reason to expect such a disruption but we believe that, if necessary, production could be reestablished in other territories in a reasonable period of time at reasonable terms. This is, however, a forward-looking statement that involves significant risks and uncertainties. It is possible that relocation of production, if it were to become necessary, would take longer and be more expensive than anticipated. At December 31, 2005, $4,562 of component inventory was held at the
Chinese location.

Purchases during 2005 and 2004 from our manufacturing partner were approximately
$1,711,000 and $403,000, respectively. Amounts payable due to this vendor at
December 31, 2005 was approximately $887,000 and are included in accounts payable and other obligations payable to officers, affiliates and related parties. The balance due is fully collateralized by substantially all assets of the Company.

                                      F-9

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

Product Concentration

During 2005, revenues were derived primarily from the sale of one product model.

Lender Concentration

During 2005, cash raised in financing activities was $3,250,319, which was funded by one lender who is a director and officer of the Company.

CASH AND CASH EQUIVALENTS

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. However, as of the year ended
December 31, 2005, we held no such investments.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of cash and cash equivalents, trade receivables, and current liabilities approximates carrying value due to the short maturity and/or recent issuance of such instruments.

ACCOUNTS RECEIVABLE

We sell our products to end-users through retailers and other resellers who are extended credit terms after an analysis of their financial condition and credit worthiness.

Credit terms, when extended, are based on evaluation of the customers' financial condition and, generally, collateral is not required. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. Management regularly evaluates the allowance for doubtful accounts considering a number of factors. Estimated losses are based on the aging of accounts receivable balances, a review of significant past due accounts, and our historical write-off experience, net of recoveries. If the financial condition of our customers were to deteriorate, whether due to deteriorating economic conditions generally, in the industry, or otherwise, resulting in an impairment of their ability to make payments, additional allowances would be required.

The Company establishes an allowance and charges bad debt expense on accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the bad debt expense in the period of recovery.
The majority of the Company's accounts receivable are due from established retailers engaged in the sale of consumer electronics to end users. Accounts receivable are due within 30 to 60 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are reviewed for collectability and after 30 days are considered past due.

INVENTORIES

Inventories, consisting primarily of finished goods and components, are valued at the lower of cost or market and are accounted for on the first-in, first-out basis. Management performs periodic assessments to determine the existence of obsolete, slow moving and non-saleable inventories, and records necessary provisions to reduce such inventories to net realizable value. We recognize all inventory reserves as a component of product costs of goods sold.

                                      F-10

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

FIXED ASSETS

Fixed assets are stated at cost. Depreciation of furniture, equipment, computer equipment and software purchased for internal use, is computed using the straight-line method over the estimated useful lives of the respective assets of
3 to 7 years.

SOFTWARE DEVELOPMENT COSTS

Costs incurred in the initial design phase of software development are expensed as incurred in research and development. Once the point of technological feasibility is reached, direct production costs are capitalized in compliance with Statement of Financial Accounting Standards SFAS No. 86, "Accounting for
the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" for
software that is embedded in our products. We cease capitalizing computer software costs when the product is available for general release to customers.
Costs associated with acquired completed software are capitalized.

We amortize capitalized software development costs on a product-by-product basis. The amortization for each product is the greater of the amount computed using (a) the ratio of current gross revenues to the total of current and anticipated future gross revenues for the product or (b) 18, 36, or 60 months, depending on the product. We evaluate the net realizable value of each software product at each balance sheet date and records write-downs to net realizable value for any products for which the carrying value is in excess of the estimated net realizable value.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company evaluates its long-lived assets and intangible assets for impairment whenever events or change in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the asset.

REVENUE RECOGNITION

Revenue is recognized when persuasive evidence of an arrangement exists
(generally a purchase order), product has been shipped, the sale price is fixed and determinable, and collection of the resulting account is reasonably assured.
Our revenue is primarily derived from sales of PMP's to retailers. We record the associated revenue at the time of the sale net of estimated returns. We also sell our products directly to end-users via the Internet and we record revenue when the product is shipped, net of estimated returns.

The Company follows the guidance of Emerging Issues Task Force (EITF) Issue 01-9
"Accounting for Consideration Given by a Vendor to a Customer" and (EITF) Issue
02-16 "Accounting By a Customer (Including a Reseller) for Certain
Considerations Received from Vendors." Accordingly, any incentives received from vendors are recognized as a reduction of the cost of products. Promotional products given to customers or potential customers are recognized as a cost of sales. Cash incentives provided to our customers are recognized as a reduction of the related sale price, and, therefore, are a reduction in sales.

RESERVE FOR SALES RETURNS

Our return policy generally allows our end users and retailers to return purchased products for refund or in exchange for new products within 90 days of end user purchase. We estimate a reserve for sales returns and record that reserve amount as a reduction of sales and as a sales return reserve liability.

                                      F-11

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

SHIPPING AND HANDLING COSTS

Amounts invoiced to customers for shipping and handlings are included in sales.
Actual shipping and handling costs to ship products to our customers are included in general and administrative expenses and were $197,320 and $21,468 in
2005 and 2004, respectively.

ADVERTISING COSTS

In accordance with SOP 93-7, we expense advertising costs as they are incurred.
Advertising and related promotion expenses for the year ended December 31, 2005 and 2004 were $89,059 and $21,400, respectively.

RESEARCH AND DEVELOPMENT

In accordance with Statement of Financial Accounting Standards No. 2 "Accounting
For Research and Development Costs," the Company expenses all research and development costs. Research and development expense for the years ended December
31, 2005 and 2004 were $992,821 and $396,236 respectively.

STOCK BASED AWARDS

We account for stock-based compensation plans in accordance with Accounting
Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to
Employees", under which no compensation cost is recognized in the financial statements for employee stock arrangements when grants are made at fair market value. We have adopted the disclosure-only provisions of SFAS No. 123,
"Accounting for Stock Based Compensation" as amended by SFAS No. 148,
"Accounting for Stock-Based Compensation-Transition and Disclosure".

Had compensation cost for the stock-based compensation plans been determined based upon the fair value at grant dates for awards under those plans consistent with the method prescribed by SFAS 123, net loss would have been changed to the pro forma amounts indicated below. The pro forma financial information should be read in conjunction with the related historical information and is not necessarily indicative of actual results.

                                      F-12

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

                                                                               YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------------------------
                                                                          2005                         2004
                                                                 -----------------------       ----------------------

 Net loss, as reported                                                     ($5,427,560)                 ($3,394,931)
 Intrinsic compensation charge recorded under APB 25                          1,061,975                    1,012,410
 Pro Forma compensation charge under SFAS 123, net of tax                   (1,306,677)                  (1,145,559)
 Pro Forma net loss                                                        ($5,672,262)                 ($3,528,080)
 Net Loss Per Share:
           Basic and Diluted --as reported                                       ($1.83)                      ($1.20)
           Basic and Diluted --pro forma                                         ($1.92)                      ($1.24)

The fair value of each option granted was estimated on the date of the grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

                                                                               YEAR ENDED DECEMBER 31,
                                                                ------------------------------------------------------
                                                                         2005                           2004
                                                                -----------------------         ----------------------

Risk-free interest rates                                                    3.1 - 4.5%                     3.1 - 4.5%
Expected dividend yields                                                          0.0%                           0.0%
Expected volatility                                                              82.7%                          82.7%
Expected option life (in years)                                                      5                              5

The weighted average fair values as of the grant date for grants made in the year ended December 31, 2005 and 2004 were $0.73 and $0.77, respectively.

We have granted options and warrants to certain key consultants and other non-employees, which resulted in non-cash expenses recognized as of December 31,
2005 and 2004. Non-cash expenses for grants to non-employees were recorded at the time of options and warrant grants and calculated using the Black-Scholes method of valuation. The non-cash expense for stock based compensation has been as follows:

                                                                       YEAR ENDED DECEMBER 31,
                                                                   --------------------------------
                                                                      2005             2004
                                                                   ------------ -------------------

NON-CASH STOCK BASED COMPENSATION TO NON-EMPLOYEES                     $57,530            $116,117

INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial
Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS
No.109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

RECENT ACCOUNTING PRONOUNCEMENTS

SHARE-BASED PAYMENT - REVISION OF SFAS 123, ACCOUNTING FOR STOCK-BASED
COMPENSATION - In December 2004, FASB issued Statement of Financial Accounting
Standards SFAS No. 123 (Revised 2004), "Share-Based Payment". The new
pronouncement replaces the existing requirements under SFAS No.123 and APB 25.
According to SFAS No. 123 (R), all forms of share-based payments to employees,

                                      F-13

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

including employee stock options and employee stock purchase plans, would be treated the same as any other form of compensation by recognizing the related cost in the Statement of Operations. This pronouncement eliminates the ability to account for stock-based compensation transactions using APB No. 25 and generally would require instead that such transactions be accounted for using a fair-value based method. FASB concluded that, for small business issuers, SFAS
No. 123 (R) is effective for awards and stock options granted, modified or settled in cash in annual periods beginning after December 15, 2005. SFAS No.
123 (R) provides transition alternatives for public companies to restate prior interim periods or prior years.

Because we do have an employee stock option plan and do use stock options in attracting and retaining our employees, we anticipate that reported compensation expense will be higher than if SFAS No. 123(R) were not effective. The pro forma effects, shown above, on net loss had SFAS 123 been applied may give a reasonable idea of what the historical effects would have been had SFAS 123(R)
applied. We are in the process of evaluating, however, what alternate methods, permitted by SFAS 123(R) but not SFAS 123 that we might use to value the options and the effects that this will have on our statements of operations. We are also evaluating the effects that the SFAS 123(R) transition rules will have on our financial statements.

EXCHANGES OF NON-MONETARY ASSETS--AN AMENDMENT OF APB OPINION NO. 29 - In
December 2004, FASB issued SFAS 153, "Exchanges of Non-Monetary Assets--an amendment to APB Opinion No. 29". This statement amends APB 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. Adoption of this statement is not expected to have a material impact on our results of operations or financial condition.

INVENTORY COSTS--AN AMENDMENT OF ARB NO. 43, CHAPTER 4 - In November 2004, the
FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter
4". The standard requires that abnormal amounts of idle capacity and spoilage costs should be excluded from the cost of inventory and expensed when incurred.
SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. We do not expect the adoption of this standard to have a material effect on our financial position or results of operations.

ACCOUNTING CHANGES AND ERROR CORRECTIONS - AN AMENDMENT OF APB NO. 20 AND FASB
NO.3 - In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error
Corrections" ("SFAS 154"). This statement replaces APB Opinion No. 20
"Accounting Changes" and FASB Statement No. 3 "Reporting Accounting Changes in
Interim Financial Statements". SFAS 154 applies to all voluntary changes in accounting principle and to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods'
financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this SFAS requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of equity or net assets for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this SFAS requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. The Company adopted this SFAS as of January 1, 2006.
There is no current impact on the Company's financial statements with the adoption of this FASB.

                                      F-14

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 2 - GOING CONCERN

As reflected in the accompanying financial statements, the Company has a net loss of $5,427,560 and net cash used in operations of $2,901,328 for the year ended December 31, 2005, and a working capital deficit of $5,624,239, a stockholders' deficit of $5,573,998 and an accumulated deficit of $10,849,269 at
December 31, 2005. These matters raise substantial doubt about its ability to continue as a going concern. Our financial statements do not include any adjustments to reflect the possible effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from our inability to continue as a going concern.

Historically, we have financed our working capital and capital expenditure requirements primarily from short and long-term notes, sales of common and preferred stock and the product financing arrangement we established with our contract-manufacturing partner. We are seeking additional equity and/or debt financing to sustain our growth strategy. We were able to obtain sufficient funds subsequent to December 31, 2005 (see note 18), to continue in operation at least through the completion of these financial statements. We believe that based on our current cash position, our borrowing capacity, and our assessment of how potential equity investors will view us, we will be able to continue operations at least through the end of 2006. The forecast that our financial resources will last through that period is a forward-looking statement that involves significant risks and uncertainties. It is reasonably possible that we will not be able to obtain sufficient financing to continue operations.
Furthermore, any additional equity or convertible debt financing will be dilutive to existing shareholders and may involve preferential rights over common shareholders. Debt financing, with or without equity conversion features, may involve restrictive covenants.

We plan on generating future revenues from the sale of our existing and future products through retail establishments. The time required for us to become profitable from operations is highly uncertain, and we cannot assure you that we will achieve or sustain operating profitability or generate sufficient cash flow to meet our planned capital expenditures, working capital and debt service requirements.

We believe that actions being taken by management as discussed above provide the opportunity to allow us to continue as a going concern.

NOTE 3 - ACCOUNTS RECEIVABLE, NET

Accounts Receivable at December 31, 2005 is as follows:

         Accounts receivable                              $       965,634
         Less:  Allowance for doubtful accounts                   (63,142)
                                                              ------------
         ACCOUNTS RECEIVABLE, NET                         $       902,492
                                                              ============

Bad debt expense for the years ended December 31, 2005 and 2004 was $19,407 and
$43,735 respectively.

                                      F-15

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 4 - INVENTORIES

At December 31, 2005, Inventories consists of the following:

         Finished Goods                                           $218,035
         Components                                                 $4,562
         Less: Valuation Allowance                                ($56,865)
                                                           ----------------
         Total                                                    $165,732
                                                           ================

As of December 31, 2005, the Company established an inventory valuation reserve of $56,865 primarily related to sales returns. The $56,865 was charged to cost of goods sold.

NOTE 5 - FIXED ASSETS

At December 31, 2005, Property, equipment and software consisted of the following:

         Equipment                                                  $43,048
         Software (Internal Use)                                    $10,114
         Furniture                                                   $4,736
         Less: Accumulated depreciation and Amortization           ($30,085)
                                                           -----------------
         Total                                                      $27,813
                                                           =================

Depreciation expense and amortization is computed using the straight-line method over the estimated useful lives of 3 - 7 years. We incurred depreciation expense of $12,551 and $11,111 for the years ended December 31, 2005 and 2004, respectively.

NOTE 6 - CAPITALIZED SOFTWARE, NET

ACQUISITION OF AVS TECHNOLOGY

In May 2003, we completed an asset purchase agreement whereby we acquired title and interest in certain intangible assets referred to as the AVS Technology. The technology was developed to assist in the compression of audio and video content for use in the ZVUE product. The $20,762 in consideration for the acquisition was paid in a combination of 678,028 unregistered common shares and 163,380 preferred Series A stock valued at $0.0005 and $0.125 per share, respectively.
(See Note 14)

This transaction was not deemed to be a material business combination, therefore, no pro forma results are required under the Statement of Financial
Accounting Standards No. 141. We did not record any goodwill as a result of this acquisition.

                                      F-16

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

At December 31, 2005 capitalized software consists of the following:

         At Cost                                                    $20,762
         Less: Amortization                                         (10,728)
                                                           -----------------
         Net Book Value                                             $10,034
                                                           =================

Amortization expense is computed using the straight-line method over the estimated useful life of 5 years. We incurred amortization expenses of $4,153 and $4,153 for the years ended December 31, 2005 and 2004, respectively.

Annual amortization for the next five years is expected to be as follows:

                        2006           $4,153

                        2007            4,153

                        2008            1,728

                        2009                -

                        2010                -
                                  ------------
                                      $10,034
                                  ============
NOTE 7 - DEBT

The following table details our short term convertible and non-convertible notes and loans as of December 31, 2005:

Convertible 10% Notes Payable - Preferred Series D                         $       64,500
Convertible 9.5% Promissory Notes - Preferred Series D                             30,000
8% Promissory Note Payable with Warrants Attached- (see Note 10)                   15,000
                                                                              -------------
                                                                           $      109,500
                                                                              =============

The following table details our short term convertible and non-convertible notes and loans, related party:

8% Promissory Note Payable to Related Parties with warrants attached -     $       20,000
     (See Note 10)
Convertible 8% Promissory Notes - Common Stock (See Note 10)                    3,694,049
Convertible 9.5% Promissory Notes - Common Stock (See Note 10)                     27,000
                                                                              -------------
                                                                           $    3,741,049
                                                                              =============

                                      F-17

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

CONVERTIBLE 10% NOTES PAYABLE - PREFERRED SERIES D

In February 2004, the company sold $64,500 of notes that were convertible into its Series D preferred stock at a price equal to $3.75. The preferred series D stock is convertible to the common stock of the Company on a one for one ratio.
The notes carry a 10% interest rate and were due and payable on demand but not earlier than one year after issuance. As of December 31, 2005, the notes and all interest earned were outstanding.

As of December 31, 2005, we had accrued approximately $11,950 of interest related to the notes.

CONVERTIBLE 9.5% PROMISSORY NOTES - PREFERRED SERIES D

In June 2004, the company sold notes equal to $30,000 that carried a 9.5%
interest rate and were due and payable June 15, 2005. Additionally, the holder was entitled to convert the note to preferred series D stock at the holder's election at a price equal to $3.75. The preferred series D stock is convertible to the common stock of the Company on a one for one ratio. As of December 31,
2005, the notes and all interest earned were outstanding.

As of December 31, 2005, we had accrued approximately $4,300 of interest related to the notes.

The note and all accrued interest were paid in full in January 2006 as part of a settlement agreement with the note holder. The settlement included the release of various other claims and resulted in a payment of $35,000 to the note holder which represented the principal and accrued interest through the payment date.
With the settlement agreement, the note holder forgave all rights and responsibilities as they relate to the note, potential conversion of the note and any other claims that the note holder may have asserted.

All convertible notes were reviewed by management to determine if the embedded conversion rights qualified as derivatives under FASB Statement 133 "Accounting for Derivative Instruments and Hedging Activities" and related interpretations.
Management determined the embedded conversion features were not derivatives and accordingly each convertible instrument is reflected as one combined instrument in the accompanying financial statements. Management then reviewed whether a beneficial conversion feature and value existed. For convertible notes with fixed conversion terms, there was no beneficial conversion value as the conversion price equaled the fair market value of the underlying capital shares at the debt issuance date. For convertible instruments with a variable conversion price, due to the contingency of the conversion being linked to a future offering not under control of the creditor, any beneficial conversion amount will be measured and recorded when the contingency is resolved.

The following table details the repayments of the debt detailed above over the next five years ending December 31, 2010 and thereafter:

                         FISCAL YEAR ENDING DECEMBER 31,
                         -------------------------------
                                    2006         2007        2008        2009      2010       2010 AND

                                                                                               BEYOND
                                -------------- ---------- ------------ ---------- -------- ---------------

 Short Term Debt                   $3,850,549       $ --         $ --       $ --     $ --            $ --
 Long Term Debt                            --         --           --         --       --              --
------------------------------- -------------- ---------- ------------ ---------- -------- ---------------
 TOTAL REPAYMENTS                  $3,850,549       $ --         $ --       $ --     $ --            $ --
------------------------------- -------------- ---------- ------------ ---------- -------- ---------------

The total interest expense was $141,738 and $67,283 for the years ended December
31, 2005 and 2004, respectively.

                                      F-18

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

Amortization of debt discount included in interest expense during 2005 and 2004 was $0 and $38,273, respectively (see Related Parties Note 10).

The weighted average interest rate on short-term notes and loans was 8.1% at
December 31, 2005.

NOTE 8 - TRADE ACCOUNTS AND OTHER OBLIGATIONS PAYABLE TO OFFICERS, AFFILIATES
  AND RELATED PARTIES

As of December 31, 2005, trade accounts and other obligations payable to officers, affiliates and related parties consist of the following:

NAME                                       RELATIONSHIP
----                                       ------------

Eastech Electronics (Taiwan), Inc.         Manufacturing Partner and former Director                       $886,518
Nekei Consulting LLC                       Controlled by Bill & Tim Keating, Chairman and COO               300,000
Gregory Sutyak                             Company Officer  (EVP)                                            48,294
Carl Page                                  Director & CTO                                                    30,265
The Ardtully  Group                        Related Party Consultant                                          24,552
Other                                                                                                        58,612
                                                                                                    ================
                                                                                                         $1,348,241
                                                                                                    ================

The accounts payable balance due Eastech Electronics (Taiwan), Inc. at December
31, 2005 is collateralized by substantially all of the assets of the Company.

NOTE 9 - ACCRUED AND OTHER LIABILITIES

As of December 31, 2005, accrued and other liabilities consist of the following:

Accrued & other liabilities:
     Payroll & benefits                                              $211,977
     Reserve for sales returns                                        200,089
     Accrued Interest                                                 158,371
     Accrued Royalties                                                 50,000
     Settlement liabilities                                            45,000
     Other                                                             40,238
                                                       -----------------------
 TOTAL ACCRUED & OTHER LIABILITIES
                                                                     $705,675
                                                       =======================

RETURNS RESERVE

The activity in the Reserve for Sales Returns Account during 2005 was as follows:

     Opening balance -- December 31, 2004                             $12,300
     Additions - recorded as a reduction of Sales                     187,789
     Deductions                                                            --
                                                            -----------------
     Ending balance -- December 31, 2005                             $200,089
                                                            =================

VENDOR SETTLEMENT

The Company entered into a settlement agreement with a vendor related to the purchase of certain advertising for the ZVUE product. The advertising included actual advertising purchased as well as various creative work completed by the vendor. To settle the matter the Company and the vendor entered into the settlement agreement and released all claims against each other. The terms of the settlement

                                      F-19

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

agreement call for the Company to make payments to the vendor of $10,000 per month for 15 months. As of December 31, 2005, the Company was in compliance with the agreement and had paid the vendor $110,000. The remaining $45,000 due as of
December 31, 2005, is included in accrued and other liabilities.

SEPARATION AGREEMENT

The Company entered into a separation agreement in 2004 with a former officer who is a current director. The amount included in settlement liabilities is
$28,000. No similar agreement was entered into during 2005.

NOTE 10 - RELATED PARTY TRANSACTIONS

NOTES RECEIVABLE FROM RELATED PARTIES - COMMON STOCK PURCHASE

In May 2003, the Company entered into a subscription promissory note agreement with an affiliate of a related party officer to finance the purchase of the
Company's common stock. The loan of $50,000 was utilized to purchase 400,000 shares. The note carried 5% simple interest and was due on September 30, 2003.
In 2004, the loan and all accrued interest were forgiven as a part of an employment agreement with the related party and charged to compensation expense.

As of December 31, 2005 and 2004, we had accrued $0 and $2,500 of interest income related to the note.

NOTES RECEIVABLE FROM RELATED PARTIES - PREFERRED SERIES B STOCK PURCHASE

In May 2003, the Company entered into a subscription promissory note agreement with an affiliate of a related party officer to finance the purchase of the
Company's preferred stock series B. The loan of $150,000 was utilized to purchase 166,667 shares. The note carried 5% simple interest and was due on
September 30, 2003. In 2004, $50,000 was paid on the note and subsequently the remaining principal balance and all accrued interest were fully reserved for as a result of our analysis of the potential collectability of the note and related interest. As a result of this analysis, the Company recorded a settlement loss of approximately $63,000 in 2004 against the note.

As of December 31, 2004, we had accrued approximately $4,400 of interest income related to the note.

8% PROMISSORY NOTES PAYABLE TO RELATED PARTIES WITH WARRANTS ATTACHED

On December 15, 2003, we entered into two promissory notes with two members of the Board of Directors for $20,000 and $15,000, respectively. The notes carried an 8% interest rate and were due on January 14, 2004. Additionally, each holder is entitled to receive a warrant to purchase 3 shares of the common stock of the
Company for each dollar of principal. These warrants have a strike price of
$0.375 and will expire three years from issuance. The warrants were valued at
$76,545 utilizing the Black-Scholes valuation model and were being recognized as equity and interest expense over the original term of the loan. As of December
31, 2005, the notes and all interest earned were outstanding and in default.
These notes were amended in January 2006 and the due date extended to July 1,
2006. At December 31, 2005, we considered the $15,000 note holder to no longer be a related party and accordingly this note is presented on the balance sheet in the $109,500 balance to non-related parties.

As of December 31, 2005 and 2004, we had accrued approximately $2,800 and $2,930 of interest related to the notes. We also recognized $0 and $38,273 of interest expense for both the years ended December 31, 2005 and 2004 as a result of the issuance of the warrants described above.

                                      F-20

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

LOAN PAYABLE TO A RELATED PARTY

In December 2003, the Company received a series of cash advances from an executive officer equal to $18,370. The advances carry no interest rate or conversion rights and are due on demand.

As of December 31, 2004, the balance outstanding was $8,370. This balance was paid in full during 2005.

CONVERTIBLE 9.5% PROMISSORY NOTES - COMMON STOCK

In June and July 2004, the Company received $27,000 in advances from a current director which carried a 9.5% interest rate and were due on demand. In January
2006, the advances were converted into a note with a new maturity date of July
1, 2006. Additionally, the note holder is entitled to convert the note and all accrued and unpaid interest to common stock at the holder's election at a price equal to $3.75 per share. As of December 31, 2005, the notes and all interest earned were outstanding.

As of December 31, 2005, we had accrued approximately $2,600 of interest related to the notes. Subsequent to year end, this note was converted into common stock
(See note 18).

CONVERTIBLE 8.0% PROMISSORY NOTES - COMMON STOCK

Effective December 31, 2004, the Company converted a series of cash advances from a current director into notes equal to $443,730. The notes carry an 8.0%
interest rate and are due and payable July 1, 2006.

As of December 2005, the Company converted an additional series of cash advances in the amount of $354,500 made during 2005 by the same director into an 8.0%
convertible promissory note due and payable July 1, 2006.

The notes holder is entitled, at the holder's election, to convert the above referenced notes and all accrued and unpaid interest to common stock at a 40.0%
discount to the most current price at which the Company raised equity securities. As of December 31, 2005, the notes and all interest earned were outstanding. Subsequent to year end, these notes were converted into common stock (See note 18).

In addition to the notes described above and as of December 31, 2005, the
Company had converted additional cash advances made during 2005 by the same director listed above into notes equal to $2,895,819. The notes also carry an
8.0% interest rate and are also due and payable July 1, 2006. The notes holder is also entitled, at the holder's election, to convert the note and all accrued and unpaid interest to common stock at a 15.0% discount to the most current price at which the Company raised equity securities. As of December 31, 2005, the notes and all interest earned were outstanding. Subsequent to year end, this note was converted into common stock (See note 18).

 As of December 31, 2005, we had accrued approximately $64,000 of interest related to these notes.

CHIEF EXECUTIVE OFFICER - COMPENSATION PACKAGE AND AMENDMENT OF COMPENSATION
  PACKAGE

In November 2004, the Board approved the hiring of Mr. Jeff Oscodar as Chief
Executive Officer. Mr. Oscodar was to serve in the role as an independent contractor. The details of his compensation included an $180,000 annual salary, gross of taxes and approximately 5%, on a fully diluted basis, of the Company's equity in the form of stock options (or 433,350 non-qualified stock options).

                                      F-21

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

In November 2005, the Board approved the amendment of Mr. Oscodar's compensation package with the issuance to him of an additional 5% of the equity of the
Company, on a fully diluted basis, in the form of stock options (or 502,160 non-qualified stock options) and an increase in his annual salary to $300,000, effective upon the consummation of a financing transaction which results in
Handheld becoming a publicly traded company which occurred on February 10, 2006.
(Note 18).

RELATED PARTY VENDOR AGREEMENT AND FINANCING AND ESCROW AGREEMENT

Under a two-year agreement dated June 2003 ("Vendor Agreement"), the Company purchases its primary products from a contract manufacturer ("related party vendor") located in Taiwan who is designated under the Vendor Agreement as the sole and exclusive manufacturing partner. This Vendor Agreement expired in June
2005. Since the expiration date, the vendor has continued to manufacture the
Company's products based on purchase orders.

A control person of that related party vendor served on our Board of Directors until he resigned in November 2005.

The Vendor Agreement also specified the related party vendor was to invest
$500,000 in the Company's Convertible Preferred Series B shares and be granted warrants to purchase 4,000 common shares of the Company (see Note 13 and 14).
Purchases from the vendor were approximately $1,710,000 and $403,000 in 2005 and
2004, respectively. Accounts payable was approximately $887,000 at December 31,
2005 and is fully collateralized by substantially all assets of the Company under a separate Security Agreement executed in April 2004 and amended in July
2005 (see below).

In April 2004, the Company executed a Financing and Escrow agreement and a
Security Agreement with the related party vendor whereby accounts payable to that vendor would be deferred and payable from a percentage of receipts of accounts receivable from the Company's customers. The customer payments are made payable to the Company by the customers but are deposited into a third party escrow account and such escrow agent then disburses the stipulated percentage amounts to both the Company and the related party vendor. Under the arrangement,
70% of each receipt was paid to the vendor against the accounts payable, while
30% was remitted to the Company. In July 2005, the Security Agreement was
modified to include a lien on substantially all of the assets of the Company.
This arrangement is accounted for as a lending transaction under FASB Statement
140 "Accounting for Transfers and Servicing of Financial Assets and
Extinguishment of Liabilities". During 2005 the Company began receiving payments directly from its primary customer rather than through the escrow agent. Certain unknown consequences could result from this deviation from the Financing and
Escrow Agreement.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

LEGAL MATTERS:

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of December 31, 2005 and 2004, there were no pending or threatened lawsuits that could have a material effect on the results of operations.

On March 16, 2005, SSIT North America, Inc. filed a lawsuit against HHE in the
California Superior Court for the county of San Francisco. The plaintiff claimed that HHE owed them $33,000 for goods they sold HHE and services they performed for HHE. HHE subsequently settled the claim with a payment of $12,500 to SSIT
North America, Inc. As a result of that payment the plaintiff's claims and HHE's counter claims were dismissed.

                                      F-22

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

OTHER CONTINGENCIES:

Although there are no rights of return arrangments with our retail customers other than the normal 90-day consumer product return policy, major retailers may require manufacturers and distributors to provide them various inventory and price protections and incentives. Major retailers may require a variety of protections, including holdbacks on payment, reducing the price paid if the retailer cannot sell the product or the product requires discounting, or requiring the manufacturer to buy back unsold goods. If our products do not sell as well as we or retail distributors anticipate, such protections could lead to excess inventory and costs, and our becoming subject to significant holdback and repayment obligations, which may be arbitrary and difficult or impossible to contest without jeopardizing our relationship with a retailer. We may be unable to recover from our manufacturers any amounts that we will be required to pay or allow to our retailers. Accordingly, these obligations could significantly impair our cash flow, revenues and financial condition.

COMMITMENTS:

In November 2005, we entered into an office lease for our principal offices, located in San Francisco, CA, occupying approximately 5,500 square feet of office space. The lease term expires in November 2006. Upon commencement of the lease we prepaid the entire years rental obligation of $116,000 or $9,700 monthly. We have an option to extend the lease for twelve more months at our discretion.

In January 2006, we amended the lease to increase the amount of square feet we were renting to a total of 7,500 feet. The additional space was available to the
Company in March 2006. The additional rent for this space will be $4,400 per month. With this amendment, the Company exercised the one year extension provided for in the original lease extending the term of the original space and the additional space to November 2007.

For the twelve months ended December 31, 2005 and 2004, we recognized $66,802 and $52,500, respectively, as rental expense related to the office lease.

Rent due in 2006 is approximately $73,000 and in 2007 is approximately $142,000.

On January 26, 2006, the Company entered into an agreement to compensate a consultant for prior services. As of December 31, 2005, $300,000 has been accrued and is included in "Trade Accounts and Other Obligations Payable to
Officer, Affiliates and Related Parties".

NOTE 12 - EMPLOYEE BENEFIT PLAN

 As of December 31, 2005, the Company does not maintain a benefit plan for employees.

NOTE 13 - EMPLOYEE STOCK INCENTIVE PLANS AND OPTIONS AND WARRANTS

STOCK OPTIONS

During 2003, we adopted a stock option plan "The 2003 Stock Option/Stock
Issuance Plan" (the "2003 Plan"). The plan was amended by the Board of Directors in November 2005 and approved by the shareholders in February 2006, to increase the number of shares issuable to 3,000,000 from 1,500,000.

                                      F-23

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

The purpose of the 2003 Plan was to further the growth and general prosperity of the Company by enabling our employees to acquire our common stock, increasing their personal involvement in the Company and thereby enabling Handheld to attract and retain our employees. As a result, our Board of Directors has adopted and our shareholders approved the 2003 Plan to permit Handheld to offer a wide range of incentives, including incentive and non-statutory stock options and stock purchase rights.

The 2003 Plan, as amended, provides for the granting of options to purchase up to an aggregate of 3,000,000 common shares to employees, directors and other service providers of Handheld. Any options that expire prior to exercise will become available for new grants from the "pool" of ungranted options. Options that are granted under the 2003 Plan may be either options that qualify as incentive stock options under the Internal Revenue Code ("Incentive Options"), or those that do not qualify as such incentive stock options ("Non-Qualified
Incentive Options").

The 2003 Incentive Options may not be granted at a purchase price less than the fair market value of the Common Shares on the date of the grant and
Non-Qualified Incentive Options may not be granted at a purchase price less than
85% of fair market value on the date of grant (or for an option granted to a person holding more than 10% of the Company's voting stock, at less than 110% of fair market value).

The term of each option, under the 2003 plan, which is fixed at the date of grant, may not exceed ten years from the date the option is granted (by law, an
Incentive Option granted to a person holding more than 10% of the Company's voting stock may be exercisable only for five years).

During 2005 and 2004 several options were granted to employees (see tables below). The intrinsic value of options granted to employees was computed at the respective grant dates and is being recognized as compensation expense over the respective vesting periods. In February 2006, the Board approved a modification to all outstanding employee stock options to accelerate the vesting such that all unvested options became fully vested at December 31, 2005. Accordingly, all remaining intrinsic value of the options, which had been computed at the respective grant dates, was recognized as of December 31, 2005. There was no additional intrinsic value resulting from the options modification. (see Note
18)

Compensation expense for stock option grants was $1,019,538 and $281,891 in 2005 and 2004, respectively.

All options qualify as equity pursuant to EITF 00-19 "Accounting for Derivative
Financial Instruments Indexed to, and Potentially Settled in, a Company's Own
Stock". Option activity under the 2003 Plan is as follows:

                                                                 NUMBER OF OPTIONS               WEIGHTED AVERAGE
                                                                                                  EXERCISE PRICE
                                                              -------------------------      -------------------------

OUTSTANDING, DECEMBER 31, 2003                                                 655,000                          $0.22
------------------------------                                                 -------                          -----
Granted (weighted average fair value of $0.73)                               1,040,850                           0.37
Exercised                                                                           --                             --
Cancelled                                                                    (236,500)                           0.34
OUTSTANDING, DECEMBER 31, 2004                                               1,459,350                          $0.30
------------------------------                                               ---------                          -----
Granted (weighted average fair value of $0.73)                                 997,061                           0.37
Exercised                                                                           --                             --
Cancelled                                                                           --                             --
OUTSTANDING, DECEMBER 31, 2005                                               2,456,411                          $0.32
------------------------------                                               ---------                          -----

                                      F-24

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

WARRANTS

All warrants qualify as equity pursuant to EITF 00-19 "Accounting for Derivative
Financial Instruments Indexed to, and Potentially Settled in, a Company's Own
Stock". Compensation and consulting expense for stock warrant grants was $42,436 and $730,519 in 2005 and 2004, respectively.

Warrants have been granted from time to time in conjunction with financings, employee compensation and consulting arrangements. Warrant activity is as follows:

                                                                 NUMBER OF WARRANTS          WEIGHTED AVERAGE
                                                                                              EXERCISE PRICE
                                                              -------------------------- -------------------------

OUTSTANDING, DECEMBER 31, 2003                                                  630,555                     $0.33
------------------------------                                                  -------                     -----
Granted (weighted average fair value of $1.14)                                  720,000                      0.13
Exercised                                                                            --                        --
Exercised - cashless                                                                 --                        --
Expired                                                                              --                        --
OUTSTANDING, DECEMBER 31, 2004                                                1,350,555                     $0.23
------------------------------                                                ---------                     -----
Granted (weighted average fair value of $0.73)                                  183,000                      1.46
Exercised                                                                            --                        --
Exercised - cashless                                                                 --                        --
Expired                                                                              --                        --
OUTSTANDING, DECEMBER 31, 2005                                                1,533,555                     $0.37
------------------------------                                                ---------                     -----

OTHER INFORMATION REGARDING STOCK OPTIONS AND WARRANTS

Additional information regarding common stock options and warrants outstanding
 as of   December 31, 2005 is as follows:

                              OPTIONS OUTSTANDING                                          OPTIONS EXERCISABLE
                              -------------------                                          -------------------
  RANGE OF EXERCISE PRICES         NUMBER        WEIGHTED AVG.   WEIGHTED AVG.           NUMBER        WEIGHTED AVG.
                                OUTSTANDING     REMAINING LIFE   EXERCISE PRICE        EXERCISABLE    EXERCISE PRICE
----------------------------- ----------------- ---------------- ---------------     ---------------- ----------------

        $0.10-$0.25                655,000           7.66             0.22                655,000          0.22
        $0.26-$0.37              1,801,411           9.50             0.37              1,801,411          0.37
                              -----------------                                      ----------------
                                 2,456,411                           $0.32              2,456,411          $0.32

On February 8, 2005, the Board of Directors accelerated the vesting of all options granted on or before December 31, 2005 (Refer to Note 18).

                   WARRANTS OUTSTANDING                                            WARRANTS EXERCISABLE
                   --------------------                                            --------------------
 RANGE OF EXERCISE       NUMBER         WEIGHTED AVERAGE        WEIGHTED AVG. EXERCISE       NUMBER        WEIGHTED AVG.
      PRICES          OUTSTANDING        REMAINING LIFE                  PRICE             EXERCISABLE     EXERCISE PRICE
-------------------- --------------- -----------------------    ------------------------ ---------------- -----------------

      $0.0001           585,000               1.34                      $0.0001              585,000          $0.0001
       $0.25            466,000               2.70                       $0.25               466,000           $0.25
       $0.37            329,000               2.34                       $0.37               329,000           $0.37
   $0.50 - $3.75        153,555               2.74                       $2.12               134,138           $2.12
                     --------------- -----------------------    ------------------------ ---------------- -----------------
                       1,533,555              2.35                       $0.37              1,514,138          $0.37

See also Note 14 for additional information on warrant and options grants.

                                      F-25

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 14 - SHAREHOLDERS EQUITY (DEFICIT)

PREFERRED STOCK

At December 31, 2005, the Company is authorized to issue 3,474,492 shares of preferred stock with a par value of $0.0001. The Company has issued four classes of preferred stock at December 31, 2005. Each series has a liquidation preference as described in the table below.

                                                  SHARES ISSUED
                                                AND OUTSTANDING
                             AUTHORIZED          AS OF DECEMBER
     PREFERRED SERIES          SHARES               31, 2005         LIQUIDATION PREFERENCE
------------------------- ------------------- -------------------- --------------------------

           A                    563,380             563,380                  $0.125
------------------------- ------------------- -------------------- --------------------------
           B                  1,111,111             897,778                  $0.90
------------------------- ------------------- -------------------- --------------------------
           C                  1,000,000             138,700                  $2.50
------------------------- ------------------- -------------------- --------------------------
           D                    800,000             287,325                  $3.75
------------------------- ------------------- -------------------- --------------------------
         TOTAL                3,474,491            1,887,183
                              =========            =========

In the event of liquidation, to the extent that there are insufficient assets to meet the liquidation requirements of all classes of the preferred series, then the series will be distributed the remaining assets of the Company on a pro-rata basis in relation to their liquidation preferences. Following payment to the holders of the preferred stock of the full amounts of the liquidation preferences, described in the table above, the entire remaining assets of the
Company, if any, will be distributed to the holders of the common stock in proportion to the shares held by them.

Holders of each Series of preferred stock are entitled to one vote per share on all matters to be voted upon by the shareholders of the Company.

Each Series has dividend rights equivalent to common shareholders. In addition a majority vote of preferred shareholders is required to change the preferred shareholders rights, change the authorized preferred shares, redeem common stock at a price other than the original issuance price or amend the articles of incorporation or bylaws with respect to preferred shares.

Each share of Series A, B, C & D preferred stock is, at the option of the holder, convertible into one share of the Company's common stock, subject to anti-dilution provisions as defined in the Company's Articles of Incorporation.

All outstanding preferred stock was converted to common stock subsequent to
December 31, 2005 (see Note 18).

All Series A, B and C shares were issued in fiscal 2003.

CONVERTIBLE SERIES D PREFERRED STOCK

From January through August 2004, the Company sold Convertible Series D preferred stock, which resulted in gross proceeds of $630,554, net of offering costs of $27,000, to the Company. In exchange for these proceeds, the Company issued 175,348 shares of preferred stock Series D at $3.75 per share to

                                      F-26

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

several investors including to Mr. Carl Page (a member of the Board of
Directors) and Mr. Tim Liou (a member of the Board of Directors who resigned in
November 2005). As a result of their participation, Messrs. Page and Liou received 82,114 and 26,667 shares, respectively.

In December 2004 we issued 6,667 Convertible Series D preferred shares in exchange for professional services rendered by a vendor. We valued the shares at
$3.75 per share based on the contemporaneous sales price and expensed $24,999.

From January through December 2005, the Company granted 39,545 shares of
Convertible Series D preferred stock for services rendered. The shares were valued at the recent offering price of $3.75 per share resulting in an expense of $148,292.

COMMON STOCK

In July 2005, the Board of Directors approved the hiring of two consultants,
David N. Baker and Joseph Abrams, to assist the Company in effecting a financing transaction that would enable it to achieve its growth strategy. (See Note 18)
In consideration for their services the consultants were issued 6% (or 560,910 shares) of the common stock of the Company, on a fully diluted basis, which we valued at $0.90 per share. The shares vested 50% upon the contract date in July
2005 and 50% on December 31, 2005. The shares were issued to the consultants in
January 2006 and we recognized compensation expense of $504,819 in December
2005.

PREFERRED STOCK AND COMMON STOCK WARRANTS

All warrants granted for services to non-employees in 2005 and 2004 were valued using the Black-Scholes valuation model with the following assumptions:
volatility of 82.7 % based on comparative companies analysis, expected terms equal to the expiration terms of the warrants, zero expected dividends, and risk free interest rates ranging from 2.27 to 4.45. A fair value of $.90 per share was used based on the fair value as determined in July 2003 for common shares issued for services. This was the most readily determinable fair value of the common stock for purposes of computing the fair value of warrants granted using the Black-Scholes valuation model.

In September 2003 we issued a warrant to acquire 466,000 shares of common stock with an exercise price of $0.25 per share to an entity controlled by our then
Chief Executive Officer, Nathan Schulhof (Mr. Schulhof continues to serve on our
Board of Directors), in connection with his employment as our Chief Executive
Officer. The warrant, which expires five years from issuance, vests over three years with 1/3 of the warrant vesting one year from issuance and then monthly over the following two years. As of December 31, 2005, all of the underlying shares had vested. The warrants were valued at $302,900 utilizing APB 25 intrinsic value method and such value will be recognized as expense over the vesting period. In 2005 and 2004, $42,436 and $204,677, respectively, was recognized as compensation expense. The warrant had not been exercised as of
December 31, 2005.

In December 2003, we issued two notes to related parties that included the right to receive a warrant to purchase an aggregate of 105,000 shares of common stock.
These warrants have a strike price of $0.375 per share and expire three years from issuance. The warrants were valued at $76,545 utilizing the Black-Scholes valuation model and are being recognized as interest expense over the term of the loan with $0 and $38,273 recognized in of 2005 and 2004, respectively. The warrants have not been exercised as of December 31, 2005.

In January 2004, the Company issued a warrant to acquire 15,000 shares of common stock with an exercise price of $0.50 per share to a strategic partner in connection with content relationship. The

                                      F-27

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

warrant, which expires five years from issuance, was fully vested upon issuance.
The warrants were valued at $9,035 utilizing the Black-Scholes valuation model and was recognized as compensation expense at the time of issuance. The warrant had not been exercised as of December 31, 2005.

In February 2004, the Company issued a warrant to acquire 20,000 shares of
Series C preferred stock with an exercise price of $2.50 per share to a patent attorney in exchange for legal services rendered. The warrant, which expires five years from issuance, was fully vested upon issuance. The warrants were valued at $33,582 utilizing the Black-Scholes valuation model and was recognized as legal expense at the time of issuance. The warrant had not been exercised as of December 31, 2005.

In May 2004, we issued a warrant to acquire 585,000 shares of common stock with an exercise price of $0.0001 per share to an entity controlled by our Chairman of the Board, Bill Keating and our COO, Tim Keating, primarily in connection with their employment as independent contractors to perform management related services. The warrant, which expires three years from issuance, was fully vested upon issuance. The warrants were valued at $526,442 utilizing the APB 25 intrinsic value method and was recognized as compensation expense at the time of issuance since the service period was not defined. The warrant had not been exercised as of December 31, 2005.

In May 2004, we issued a warrant to acquire 100,000 shares of common stock with an exercise price of $0.37 per share to a contractor for services rendered. The warrant, which expires five years from issuance, was fully vested upon issuance.
The warrants were valued at $72,900 utilizing the Black-Scholes valuation model and was recognized as compensation expense at the time of issuance. The warrant had not been exercised as of December 31, 2005.

In May 2005, we issued a warrant to acquire 50,000 shares of common stock with an exercise price of $3.75 per share to a contractor for services rendered. The warrant, which expires five years from issuance, was 50% vested upon issuance with the remaining 50% to vest monthly for 12 months. The warrant was valued at
$36,450 utilizing the Black-Scholes valuation model. In the twelve months ended
December 31, 2005, we recognized $28,856 as compensation expense related to these warrants. The warrant had not been exercised as of December 31, 2005.

In May 2005, we issued a warrant to acquire 9,000 shares of common stock with an exercise price of $3.75 per share to a contractor for services rendered. The warrant, which expires five years from issuance, vest monthly over 9 months. The warrants were valued at $6,561 utilizing the Black-Scholes valuation model. In the twelve months ended December 31, 2005, we recognized $5,103 as compensation expense related to these warrants. The warrant had not been exercised as of
December 31, 2005.

In December 2005, we issued two warrants to acquire a total of 100,000 shares of common stock with an exercise price of $0.375 per share to two contractors for services rendered. The warrants, which expire five years from issuance, vest upon the contractors achieving certain pre-determined milestones. The warrants were valued at $72,900 utilizing the Black-Scholes valuation model. In the twelve months ended December 31, 2005, we recognized $6,075 as compensation expense related to these warrants. The warrant had not been exercised as of
December 31, 2005.

In December 2005, we issued a warrant to acquire 24,000 shares of common stock with an exercise price of $3.75 per share to a contractor for services rendered.
The warrant, which expires five years from issuance, was fully vested upon issuance. The warrants were valued at $17,496 utilizing the Black-Scholes valuation model which was expensed at issuance. The warrant had not been exercised as of December 31, 2005.

                                      F-28

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 15 - INCOME TAXES

As of December 31, 2005 and 2004, the Company had net operating loss carry forwards of approximately $8,488,000 and $4,160,000 for federal and state tax purposes , which expire in various amounts through 2025. Realization of the deferred tax assets is dependent upon future income, if any, the amount and timing of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance.

Under the provision of the Tax Reform Act of 1986, when there has been a change in an entity's ownership of 50 percent or greater, utilization of net operating loss carry forwards may be limited. As a result of the Company's equity transactions, the Company's net operating losses will be subject to such limitations and may not be available to offset future income for tax purposes.

The effective tax rate differs from the federal statutory rate for the years ended December 31, 2005 and 2004 as follows:

                                                                 YEAR ENDED DECEMBER 31,     YEAR ENDED DECEMBER
                                                                           2005                    31, 2004
                                                                 -------------------------- ------------------------

Statutory Federal income tax rate                                                      34%                      34%
State income taxes, net of federal benefit                                            8.8%                     8.8%
Increase in valuation allowance                                                    (34.7%)                  (38.6%)
Non-deductible expenses                                                             (8.1%)                  (4.2%)
-----------------------                                                             ------                  -------
                                                                                       0.0%                     0.0%

The tax effects of our temporary differences and carryforwards are as follows a
 December 31, 2005;

                                                                  YEAR ENDED DECEMBER 31, 2005
                                                                  -----------------------------

Net operating loss carryforwards                                                    $3,636,000
Stock Options                                                                          355,000
Other                                                                                   28,000
     Total Deferred Tax Assets                                                      $4,019,000
                                                                                    ----------
Valuation Allowance                                                                (4,017,000)
Deferred tax liabilities                                                               (2,000)
      Net deferred tax assets                                                               $0
      -----------------------                                                               --

Changes in the valuation allowance for the years ended December 31, are as follows:

                                                                                    2005              2004
                                                                                    ----              ----

Opening balance                                                                   $2,134,000         $824,000
Current year adjustment                                                            1,883,000        1,310,000
                                                                                  ----------       ----------
Ending balance                                                                    $4,017,000       $2,134,000

The Company has determined that its net deferred tax asset did not satisfy the recognition criteria set forth in SFAS No. 109 and, accordingly, established a valuation allowance for 100 percent of the net deferred tax asset.

                                      F-29

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE 16 - NET LOSS PER SHARE

Basic earnings per share are computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed using the weighted average number of common and potentially dilutive securities outstanding during the period. Potentially dilutive securities consist of the incremental common shares issuable upon exercise of stock options and warrants and conversion of convertible debt (using the treasury stock method). Potentially dilutive securities are excluded from the computation if their effect is anti-dilutive. The treasury stock effect of options, warrants and conversion of convertible debt and preferred stock to shares of common stock outstanding at December 31, 2005 and 2004, respectively, has not been included in the calculation of the net loss per share as such effect would have been anti-dilutive. As a result of these items, the basic and diluted loss per share for all periods presented are identical. The following table summarizes the weighted average shares outstanding:

                                                                                 YEAR ENDED DECEMBER 31
                                                                                 ----------------------
                                                                               2005                   2004
                                                                      ----------------------- ----------------------
    BASIC WEIGHTED AVERAGE SHARES OUTSTANDING                                      2,961,106              2,835,861
    -----------------------------------------                                      ---------              ---------

     Total Series A Preferred Stock Outstanding                                      563,380                563,380
     Less: Anti Dilutive Series A Preferred Stock due to loss                      (563,380)              (563,380)

     Total Series B Preferred Stock Outstanding                                      897,778                897,778
     Less: Anti Dilutive Series B Preferred Stock due to loss                      (897,778)              (897,778)

     Total Series C Preferred Stock Outstanding                                      138,700                138,700
     Less: Anti Dilutive Series C Preferred Stock due to loss                      (138,700)              (138,700)

     Total Series D Preferred Stock Outstanding                                      287,325                247,780
     Less: Anti Dilutive Series A Preferred Stock due to loss                      (287,325)              (247,780)

     Total Convertible Debt into Series D Preferred Stock                             25,200                 25,200
     Less: Anti Dilutive Series D Preferred Stock due to loss                       (25,200)               (25,200)

     Total Convertible Debt into Common Stock                                      2,495,470                569,157
     Less: Anti Dilutive Common Stock due to loss                                (2,495,470)              (569,157)

     Total Stock Options Outstanding                                               2,456,411              1,459,350
    Less: Anti Dilutive Stock Options due to loss                                (2,456,411)            (1,459,350)

    Total Warrants Outstanding                                                     1,533,555              1,350,555
    Less: Anti Dilutive Warrants due to loss                                     (1,533,555)            (1,350,555)
    ----------------------------------------                                     -----------            -----------

    DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                                    2,961,106              2,835,861

In total, at December 31, 2005 and 2004 there were financial instruments convertible into 8,397,819 and 5,251,900, respectively, common shares, which may potentially dilute future earnings per share.

NOTE 17 - SEGMENT REPORTING

The Company has adopted SFAS No. 131, "Disclosures about Segments of an
Enterprise and Related Information." SFAS No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company

                                      F-30

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

operated as a single segment for all periods presented. The single segment is comprised of our Consumer Electronics segment. Approximately, 97% and 98% of our sales for the years ended December 31, 2005 and 2004, respectively were to customers in the United States of America; the remaining percentage were principally to customers in Europe.

NOTE 18 - SUBSEQUENT EVENTS

REVERSE MERGER

On February 10, 2006, the Company (or "HHE") entered into an Agreement of Merger and Plan of Reorganization (the "Merger Agreement") by and among the Company,
Vika Corp., a Delaware corporation ("Vika-DE'), and HHE Acquisition, Inc., a newly formed wholly-owned California subsidiary of Vika-DE ("Acquisition Sub").
Upon closing of the merger transaction contemplated under the Merger Agreement
(the "Merger") on February 10, 2006, Acquisition Sub was merged with and into
HHE, and HHE became a wholly-owned subsidiary of Vika-DE. Pursuant to the terms of the Merger Agreement, following the Merger, Vika-DE changed its name to
Handheld Entertainment, Inc.

Each share of HHE common and preferred stock issued and outstanding immediately prior to the closing of the Merger was converted into the right to receive one share of Vika-DE common stock. The total common shares of 3,396,771 and preferred shares of 1,887,183 of HHE were converted. The original remaining outstanding common shares of Vika-DE totaled 2,350,000. Accordingly, the shareholders of the Company obtained 5,283,954 common shares of a total
7,633,954 common shares outstanding immediately following the closing of the merger resulting in an approximate 69% controlling voting interest in the consolidated entity. Immediately after the closing, another 2,491,673 common shares were issued to an officer/director of the Company upon conversion of his convertible notes, increasing the controlling interest of the Company's shareholders and noteholders to approximately 77% prior to the private placement described below. In addition, the Board of Directors and officers were changed to the existing directors and officers of Handheld Entertainment,
Inc.-California resulting in management control of the consolidated entity. Upon the closing of the Merger, each outstanding option or warrant to acquire HHE's capital stock was assumed by Vika-DE and will thereafter may be exercisable for shares of Vika-DE's common stock.

Due to the change in control of Vika-DE, the transaction was accounted for as an acquisition of Vika-DE by the Company and a recapitalization of the Company.

Accordingly, the consolidated financial statements of the Company just subsequent to the recapitalization consists of the balance sheets of both companies at historical cost, the historical operations of the Company, and the operations of Vika-DE and the Company from the recapitalization date of February
10, 2006. The Company is deemed to have issued 2,350,000 common shares to the existing pre-recapitalization shareholders of Vika-DE

As a result of the recapitalization which occurred in February 2006, there was no retroactive effect on share and per share data for the periods presented in the accompanying financial statements except the authorized common shares on the balance sheet reflect the new capital structure.

PRIVATE PLACEMENT

In connection with the Merger, through February 22, 2006, we accepted subscriptions for a total of 152.1 units in a private placement, each unit consisting of 25,000 shares of our common stock, at a purchase price of $50,000 per unit (the "Private Placement"). We received gross proceeds from the Private
Placement in the amount of $7,605,000 and issued 3,802,500 common shares.

The Private Placement was made solely to "accredited investors," as that term is defined in Regulation D under the Securities Act. The units and the common stock were not registered under the Securities Act, or

                                      F-31

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506)
under the Securities Act and corresponding provisions of state securities laws.

The common shares issued under the private placement are subject to registration rights pursuant to a registration rights agreement ("the agreement"). The agreement states that the registration statement shall be (i) filed within 60 days of February 10, 2006, (ii) declared effective within 120 days of the initial filing date and (iii) kept effective until the earlier of (a) 18 months after February 10, 2006 or (b) the date when all registrable securities have been sold. The registration rights agreement contains a liquidated damages provision whereby liquidated damages may accrue and are payable in cash or common stock at fair market value, at the Company's discretion, at the rate of
1% of the aggregate amount invested by the investors per 30 day period or pro-rated for partial periods if (i) a registration statement is not filed within 60 days of February 10, 2006, (ii) the Company does not respond to initial comments of the SEC within 21 days after the Company's receipt of such comments or (v) if the Company fails to use its reasonable best efforts to cause the registration statement to be declared effective. The liquidated damages are limited under the registration rights agreement to a 6% maximum amount.

The Company reevaluated whether the warrants and options previously (see Note
13) or currently granted by the Company may have to be classified as liabilities pursuant to EITF 00-19 "Accounting for Derivative Financial Instruments Indexed
to, and Potentially Settled in, a Company's Own Stock" due to the Company
becoming a publicly traded company and due to the registration rights agreement.
Management noted all convertible debt which had been convertible at a variable rate was converted in February 2006 and that the warrants and options are not subject to the registration rights and have fixed exercise prices. In addition, there were no other criteria of EITF 00-19 that would require the warrants and options to be classified as liabilities. Therefore the warrants and option will remain as equity instruments.

The Company did determine however that the registration rights agreement itself is a derivative instrument subject to classification as liability at fair value.
We noted that the maximum liquidated damages amount computed at 6% would be
$456,300 and we will value the derivative liability at fair value subject to that maximum amount.

Newbridge Securities Corporation served as placement agent in connection with the Private Placement and was credited with placing 13 units. The placement agent received (1) a cash fee of $39,000 (representing 6% of the gross proceeds of the units sold by it in the Private Placement), (2) three-year warrants to purchase 16,250 shares of common stock (representing 5% of the shares sold by it in the Private Placement) at an exercise price of $2.00 per share and (3)
additional three-year warrants to purchase 16,250 shares of common stock
(representing 5% of the shares sold by it in the Private Placement) at an exercise price of $4.00 per share.

CONVERSION OF CONVERTIBLE NOTES BY RELATED PARTY

Starting in December 2003, a member of our board of directors and our Chief
Technology Officer (the "Lender") from time to time made cash advances to us which were subsequently converted into notes totaling $3,741,049 to finance our operations. This amount was documented in four separate promissory notes. The principal and interest on three of those notes was convertible into shares of
HHE's common stock at different conversion rates. The other note entitled the
Lender to receive a warrant to purchase 60,000 shares of HHE common stock with a strike price of $0.37 per share.

Three of the four notes provided for an interest rate of 8% from the date the advances thereunder were made to us and one note provided for an interest rate of 9.5% from the date the advances thereunder were

                                      F-32

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

made to us. As of December 31, 2005, the aggregate principal amount owing on these notes was $3,741,049 and the total accrued interest was $138,399, for a total of $3,879,448 owed to the Lender pursuant to these notes.

Pursuant to the terms of the Lender's convertible notes, in connection with the
Merger, an aggregate of $3,889,662 of principal and accrued interest on the convertible notes was converted into a total of 2,491,673 shares of our common stock. The Company recognized a loss on conversion of $1,093,684. (see Note 7)

OFFICE LEASE AND FIRST AMENDMENT TO THE LEASE

In November 2005, we entered into an office lease for our principal offices, located in San Francisco, CA, occupying approximately 5,500 square feet of office space. The lease term expires in November 2006. Upon commencement of the lease we prepaid the entire years rental obligation of $116,000 or $9,700 monthly. We have an option to extend the lease for twelve more months at our discretion.

In January 2006, we amended the lease to increase the amount of square feet we were renting to a total of 7,500 feet. The additional space was available to the
Company in March 2006. The additional rent for this space will be $4,400 per month. With this amendment, the Company exercised the one year extension provided for in the original lease extending the term of the original space and the additional space to November 2007.

WARRANTS AND STOCK OPTION GRANTS

Subsequent to December 31, 2005, the Company issued warrants to employees and non-employees valued at approximately $265,000 using the fair value method to be recognized as expense over the service period as follows.

                                                                         NUMBER OF OPTIONS     AVERAGE EXERCISE PRICE
                                                                         -----------------     ----------------------

OUTSTANDING, DECEMBER 31, 2005                                                      1,533,555                   $0.35
------------------------------
Granted (weighted average fair value of $0.31)                                        132,500                    2.24
Expired                                                                                    --
-------                                                                             ---------                   -----
OUTSTANDING, APRIL 5, 2006                                                          1,666,055                   $0.50

Subsequent to December 31, 2005, the Company has not issued options to employees, service providers or other partners.

INVESTOR RELATIONS AGREEMENT AND GRANT OF COMMON STOCK AND WARRANTS

In February 2006, the Company concluded an agreement with a consultant to provide investor relations services through February 2007. The contract required the consultant to make certain introductions and represent the Company to the investment community. In exchange for the services rendered, the Company issued the consultant two hundred thousand (200,000) restricted common shares and a warrant to purchase an additional one hundred thousand (100,000) common shares with an exercise price of $2.00. The warrant expires three years from issuance.
If the consultant fails to meet certain performance metrics the entire warrant may be withdrawn by the Company. The expense related to the issuance of the common shares totals $400,000 based on the contemporaneous private offering price of $2.00 per share. Based on the fair value option pricing method for the warrants, an expense will be recognized when the warrants vest.

                                      F-33

                          HANDHELD ENTERTAINMENT, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

OTHER COMMON STOCK GRANTS FOR SERVICES

Subsequent to the recapitalization the Company granted 135,190 common shares for services to various service providers and employees valued at the private placement offering price of $2.00 per share or an aggregate $270,380. The expense will be recognized over the respective service periods.

ACCELERATED VESTING OF OPTIONS

In February 2006, the Board of Directors of the Company accelerated the vesting of all options granted to employees and service providers before December 31,
2005 and before. As a result of the decision by the Board, approximately 1.2 million options became vested as of December 31, 2005. (See Note 13)

                                      F-34